FOR IMMEDIATE RELEASE

Contact: Paul S. Feeley
 Senior Vice President, Treasurer and
    Chief Financial Officer
 (617) 628-4000

CENTRAL BANCORP, INC. APPOINTS GERALD T. MULLIGAN TO BOARD OF DIRECTORS

 SOMERVILLE, MASSACHUSETTS, March 18, 2011 — Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the “Company”), the parent company of Central Co-operative Bank (the “Bank”), today announced that Gerald T. Mulligan has been appointed as a member of the Board of Directors of the Company and the Bank.

Mr. Mulligan has extensive banking experience including having served as President and Chief Executive Officer of both RiverBank in North Andover, Massachusetts and Andover Bank in Andover, Massachusetts.   Mr. Mulligan also served as Massachusetts Commissioner of Banks from 1979 to 1983 and is currently a Director of the Federal Home Loan Bank of Boston.

Mr. Mulligan is a graduate of the College of the Holy Cross, received his law degree from Georgetown University Law Center and has an MBA from Harvard University Graduate School of Business Administration.

 Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.